For Immediate Release Contacts: Jon Oberle – ADC Investor Relations

+1 952.917.2507

Mike Smith – ADC Media Relations
+1 952.917.0306

ADC Reports Second Quarter 2009 Financial Results

•	Second quarter net revenue increases sequentially to $275.1 million

•	Gross margins improve sequentially to 32.8%

•	Quarterly cash flow from operations generates $24.5 million

•	Initiates EMEA restructuring plan

Minneapolis — June 3, 2009 – ADC (NASDAQ: ADCT), today announced unaudited results for its second quarter ended May 1, 2009. The company reported second quarter revenue of $275.1 million and a GAAP net loss from continuing operations of $9.6 million, or ($0.10) per share. This GAAP net loss includes certain after-tax charges of $14.9 million. Excluding these charges, the non-GAAP (adjusted) net earnings for the quarter were $5.3 million, or $0.05 per share.

“ADC’s financial results demonstrate continued progress in our strategic areas of focus, as well as our ability to manage effectively through the global recession,” said Robert E. Switz, chairman, president and CEO for ADC. “As we have done over the past two quarters, we continue to align our business in accordance with the economic climate. These efforts have enabled ADC to increase gross margins sequentially and significantly reduce our operating expenditures versus a year ago. Today we are a more efficient company with the operational leverage to further improve our financial performance as the market recovers. Perhaps most importantly, we generated positive free cash flow enhancing our already strong balance sheet.

“While the economy has impacted sales in certain geographies more sharply than others, there were some highlights in the quarter across the business. We saw significant growth in our fiber business as our customers began to spend more on their network builds. Internationally, China delivered another great quarter where our Century Man business has enabled ADC to take advantage of the country’s investment in next generation wireless networks. As we move through the second half of 2009, we will continue to pursue opportunities to expand our participation in next generation fiber-based and wireless networks worldwide, while navigating the global recession and further streamlining our operations,” said Switz.

Second Quarter Fiscal 2009 Results

•	Net sales totaled $275.1 million, compared to $393.2 million for the second quarter of fiscal 2008 and $254.3 million for the first quarter of this fiscal year. The significant decline in sales on a year-over-year basis reflects the impact of the global recession across all of our businesses. On a sequential basis, the increase from the prior quarter is driven primarily from increased sales in our Global Connectivity Solutions (GCS) business unit.

•	Second quarter gross margins were 32.8 percent compared to 36.0 percent during the same quarter of last year and 30.9 percent during the first quarter of this fiscal year. The decrease in margins year-over-year was driven largely by the lower sales volume. Cost reduction actions taken over the past two quarters partially offset the impact of those revenue declines and are the basis for the sequential margin increase.

•	Operating expenses were $92.5 million compared to $107.7 million during the same quarter of last year and $504.9 million (including $413.5 million of goodwill and intangible impairment) during the first quarter of this fiscal year. Excluding impairment, restructuring charges and intangible amortization, operating costs decreased by $20.0 million compared to the prior year’s second quarter and $4.3 million sequentially. The lower operating costs primarily reflect the impact of previously announced cost reduction actions and lower incentive costs.

•	Net loss from continuing operations for the second quarter of fiscal 2009 on a GAAP basis was $9.6 million, or ($0.10) per diluted share, as compared to net income of $16.0 million, or $0.14 per diluted share, for the second quarter of fiscal 2008 and a net loss of $442.5 million, or ($4.45) per diluted share, for the first quarter of 2009.

•	ADC’s second quarter 2009 GAAP net loss included $14.9 million of expenses, or ($0.15) per share, primarily related to purchased intangible amortization and restructuring charges. A reconciliation of GAAP to non-GAAP financial measures is provided later in this news release.

•	Excluding auction rate securities and restricted cash, ADC ended the second quarter with cash, cash equivalents and available-for-sale securities of $513.6 million. The company generated free cash flow of $13.7 million in the quarter. Details of ADC’s cash balance can be found in the data and statistics portion of this release.

Business Updates

•	Revenue growth in China remains strong, driven primarily by ADC’s ability to support the wireless upgrade and capacity expansion associated with the government’s 3G network investment by helping carriers deploy more fiber in their networks. ADC generated $24.7 million in China sales for the second quarter ending May 1, 2009, a 101 percent increase from the same quarter in 2008.

•	Outside of China, connectivity and wireless sales in the Asia Pacific region were lower with the exception of Australia, where enterprise spending activity improved. Sales in the United States showed some signs of recovery in the second quarter with increased spending by carriers and distribution partners. Additionally, in-building wireless sales in the U.S. remained relatively the same as in last year’s second quarter. In Europe, connectivity and wireless sales remained significantly below the prior year due to the ongoing impact of the recession. In Latin America, sales were also negatively impacted by the economy as well as the relative strength of the US dollar.

•	Globally, fiber revenue increased 17 percent sequentially as our customers continue the migration to fiber intensive networks through investments in fiber connectivity technologies. ADC remains focused on bringing new innovations to market that enable more efficient use of capital and drive down operational costs of new and existing fiber-based networks.

•	During the quarter, ADC realized approximately $13 million in cost savings as a result of the restructuring and other actions announced in October 2008 and February 2009. These savings impacted both cost of goods sold and operating expenses. Through the implementation of LEAN and Six Sigma methodologies, ADC is driving a continuous improvement, cost-reduction philosophy throughout the company.

“The cost reduction and restructuring actions taken over the prior two quarters had a substantive positive impact on our financial results and contributed to our free cash flow generation during the current quarter,” said James G. Mathews, ADC’s chief financial officer. “We continue to have the necessary liquidity to meet our operational and strategic needs, even through a prolonged downturn. Furthermore, we are well positioned to capitalize on our more efficient operating model and market-leading fiber and wireless positions as economic conditions improve worldwide.”

EMEA Restructuring
ADC also announced that it is taking significant steps to restructure its Europe, Middle East and Africa (EMEA) business to streamline operations, reduce costs and better align the business with market opportunities in the region. The company’s restructuring plan primarily includes early retirement, voluntary resignations and other reductions in force in the company’s EMEA-based Global Connectivity Solutions (GCS) business unit and Global Go-to-Market organization. ADC initiated this plan to reduce the size of its EMEA workforce in the second quarter, resulting in a second quarter charge of approximately $3 million.

The company expects to reduce further its workforce in EMEA and take additional charges in the range of $15 to $25 million over the third and fourth quarter of fiscal year 2009 and first quarter of fiscal year 2010. While details of the plan are still being finalized, the company expects almost all of these charges will represent cash payments comprised of pension plan contributions and amounts paid as severance. These payments will be made in EMEA over varying time periods based on individual circumstances.

Outlook
For its third quarter ending July 31, 2009, ADC announces the following guidance:

•	Net sales expected to be within the range of $265-290 million

•	GAAP diluted earnings per share expected within the range of $0.04 to a loss of ($0.04), which includes non-cash amortization expense of $0.06 per share and excludes potential non-cash charges or restructuring that we cannot presently predict

Conference Call and Webcast
ADC will discuss its second quarter 2009 results on a conference call scheduled for today, June 3, 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399–7506 and by international callers at (973) 200-3388 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed for approximately 7 days by domestic callers at (800) 642–1687 and by international callers at (706) 645-9291 (conference ID number 83492655) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

A copy of this news release can be accessed at: www.adc.com/investorrelations/newsandcommunications/earningsreleases/

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about economic and industry conditions, our cost savings initiatives and our net sales, earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; changing regulatory conditions and macroeconomic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, which can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, which can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; the actual charges and costs associated with cost reduction initiatives as these can be subject to a variety of factors that may be different from expectations; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC’s Annual Report on Form 10-K for the year ended October 31, 2008, Part II, Item 1A of ADC’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2009 and as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of non-GAAP and GAAP Financial Measures

ADC Telecommunications, Inc.
Consolidated Non-GAAP Income and EPS Calculation – UNAUDITED
	FY2009			FY2008

(In millions except per share amounts)	Q1	Q2	Q1	Q2	Q3	Q4	FY08
GAAP Income (Loss) from Continuing Operations	$(442.5)	$(9.6)	$(28.4)	$16.0	$13.4	$(45.4)	$(44.4)
Diluted GAAP Income (Loss) from Continuing	$(4.45)	$(0.10)	$(0.24)	$0.14	$0.11	$(0.39)	$(0.38)
Operations per Share
Non-GAAP adjustments:
Auction Rate Securities Adjustments (4)	14.2	0.7	50.2	18.0	6.0	26.4	100.6
Amortization of Purchased Intangibles (2)	8.3	6.2	8.8	8.4	8.7	8.5	34.4
Restructuring Charges (2)	0.5	7.3	1.2	1.0	0.1	8.8	11.1
Other Impairment Charges (2)	—	0.3	—	—	—	4.1	4.1
E-Band Impairment (4)	3.0	—	—	—	—	—	—
Goodwill impairment (3)	361.9	0.4	—	—	—	—	—
Intangibles impairment (2)	47.3	—	—	—	—	—	—
Outdoor Wireless Inventory Charge (1)	—	—	—	—	—	10.8	10.8
LGC Purchase Accounting Adjustment (1)	—	—	—	3.5	—	—	3.5
Tax Valuation Allowance (5)	—	—	—	—	—	3.4	3.4
ACX Inventory Charge (1)	—	—	—	—	—	3.2	3.2
FX Adjustment (4)	—	—	—	—	1.7	—	1.7
Total Adjustments	$435.2	$14.9	$60.2	$30.9	$16.5	$65.2	$172.8

Non-GAAP Income (Loss) from Continuing Operations	$(7.3)	$5.3	$31.8	$46.9	$29.9	$19.8	$128.4
Diluted non-GAAP Income (Loss) from Continuing	$(0.07)	$0.05	$0.27	$0.37	$0.25	$0.17	$1.09
Operations per Share
Reconciliation of the numerators and denominators of non-GAAP diluted income (loss) per share from continuing operations:
Interest addback	$—	$—	$5.2	$7.8	$2.2	$—	$26.9
Diluted shares outstanding — adjusted	99.4	96.9	138.8	148.4	126.7	115.8	143.0
(1) Included in Cost of Goods Sold
(2) Included in Operating Expenses
(3) Included in Operating Expenses (Q1 FY09 $366.2 offset by ($4.3) million in Provision (Benefit) for Income Taxes)
(4) Included in Other Income (Expense)
(5) Included in Provision (Benefit) for Income Taxes

Reasons for Presenting Non-GAAP Measures. The consolidated non-GAAP net income and non-GAAP EPS calculations above contain non-GAAP financial measures. ADC utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. The non-GAAP financial measures ADC uses include non-GAAP net income from continuing operations and diluted non-GAAP net income from continuing operations per share. Non-GAAP net income from continuing operations is defined as net income from continuing operations excluding the items identified in the above table and the tax effect of these non-GAAP adjustments. These measures are used by some investors when assessing the performance of ADC. ADC believes the assessment of its operations excluding these items is relevant to the assessment of internal operations and comparisons to industry performance.

ADC believes these non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or certain charges that are considered by ADC management to be outside of on-going operating results. Accordingly, ADC uses these non-GAAP measures to gain a better understanding of ADC’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. ADC believes these non-GAAP measures, when read in conjunction with ADC’s GAAP financial statements and notes to the financial statements, provide valuable information to investors.

Items Excluded From Non-GAAP Measures. As described above, the calculation of non-GAAP net income from continuing operations excludes items in the following categories:

Amortization of Purchased Intangibles. ADC excludes amortization of intangible assets resulting from acquisitions to allow more accurate comparisons of its financial results to its historical operations, forward-looking guidance and the financial results of peer companies. ADC believes that providing a non-GAAP financial measure that excludes the amortization of acquisition-related intangible assets provides those reviewing ADC’s financial statements an enhanced understanding of historic and potential future financial results and also facilitates comparisons to the results of peer companies. Additionally, with respect to the amortization of acquisition-related intangible assets, if ADC had internally developed these intangible assets, the amortization of such intangible assets would have been expensed historically. ADC believes the assessment of its operations excluding these costs is relevant to the assessment of internal operations and comparisons to industry performance. Amortization of acquisition-related intangibles will recur in future periods.

Restructuring and Related Impairment of Long-Lived Assets. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are expected to recur in future periods.

Other Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are generally not expected to recur in future periods.

Reconciliation of the numerators and denominators non-GAAP diluted income (loss) per share from continuing operations. On both a GAAP and Non-GAAP basis, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the shares reserved for issuance upon conversion of our convertible notes. Under this method, we first calculate diluted earnings per share on both a GAAP and Non-GAAP basis by dividing net income by our total diluted outstanding shares, excluding shares reserved for issuance upon conversion of our outstanding notes.  We then calculate diluted earnings per share on both a GAAP and Non-GAAP basis by adding back the interest expense and the amortization of financing expenses on the convertible notes to net income and then dividing this amount by our total diluted outstanding shares, including those shares reserved for issuance upon conversion of the notes.  We then select the lower of the two earnings per share calculations on both a GAAP and Non-GAAP basis to represent our GAAP and Non-GAAP diluted earnings per share.

Limitations. Each of the non-GAAP financial measures described above, and used in this consolidated non-GAAP EPS calculation and the related conference call, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in ADC’s financial results for the foreseeable future. In addition, other companies, including other companies in ADC’s industry, may calculate non-GAAP financial measures differently than ADC does, limiting their usefulness as a comparative tool. ADC compensates for these limitations by providing specific information in the reconciliation included in this consolidated non-GAAP EPS calculation regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above and as required by law, ADC evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — UNAUDITED

	For the Three Months Ended
	May 1,	January 30,	May 2,
	2009	2009	2008
	(In millions, except earnings per share)
Net Sales	$275.1	$254.3	$393.2
Cost of Sales	185.0	175.6	251.7

Gross Profit	90.1	78.7	141.5
Operating Expenses:
Research and development	18.4	19.0	21.8
Selling and administration	66.1	71.9	84.9
Impairment charges	0.7	413.5	-
Restructuring charges	7.3	0.5	1.0

Total operating expenses	92.5	504.9	107.7

Operating Income (Loss)	(2.4)	(426.2)	33.8
Other Income (Expense), Net	(5.8)	(20.3)	(15.9)

Income (Loss) Before Income Taxes	(8.2)	(446.5)	17.9
Provision (Benefit) for Income Taxes	1.4	(4.0)	1.9

Income (Loss) From Continuing Operations	(9.6)	(442.5)	16.0
Discontinued Operations, Net of Tax	(1.3)	(0.3)	0.3

Net Income (Loss)	$(10.9)	$(442.8)	$16.3

Average Common Shares Outstanding — Basic	96.6	99.4	117.7

Average Common Shares Outstanding — Diluted	96.6	99.4	118.2

Basic Income (Loss) Per Share:
Continuing operations	$(0.10)	$(4.45)	$0.14

Discontinued operations	$(0.01)	$—	$—

Net Income (Loss)	$(0.11)	$(4.45)	$0.14

Diluted Income (Loss) Per Share:
Continuing operations	$(0.10)	$(4.45)	$0.14

Discontinued operations	$(0.01)	$—	$—

Net Income (Loss)	$(0.11)	$(4.45)	$0.14

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
BALANCE SHEET — UNAUDITED
(In millions)

	May 1,	October 31, 2008
	2009
ASSETS
Current Assets:
Cash and cash equivalents	$462.3	$631.4
Accounts receivable, net of reserves of $14.4 and $17.3	178.2	215.4
Unbilled revenue	19.5	25.2
Inventories, net of reserves of $37.7 and $50.7	149.4	162.7
Prepaid and other current assets	33.6	34.7
Assets of discontinued operations	9.3	8.0

Total current assets	852.3	1,077.4
Property and equipment, net of accumulated depreciation of $426.4 and $407.7	168.9	177.1
Assets held for sale	—	2.9
Restricted cash	27.0	15.3
Goodwill	—	359.3
Intangibles, net of accumulated amortization of $132.6 and $126.3	99.8	161.1
Long-term available-for-sale securities	77.8	40.4
Other assets	80.6	86.3
Long-term assets of discontinued operations	1.1	1.2

Total assets	$1,307.5	$1,921.0

LIABILITIES AND SHAREOWNERS’ INVESTMENT
Current Liabilities:
Current portion of long-term debt	$1.0	$2.6
Accounts payable	72.5	99.1
Accrued compensation and benefits	48.7	78.1
Other accrued liabilities	63.7	71.0
Income taxes payable	1.3	2.4
Restructuring accrual	13.6	16.7
Liabilities of discontinued operations	6.4	8.1

Total current liabilities	207.2	278.0
Pension obligations and other long-term liabilities	83.2	78.1
Long-term notes payable	650.4	650.7

Total liabilities	940.8	1,006.8

Shareowners’ Investment:
(96.6 and 111.3 shares outstanding, respectively)	366.7	914.2

Total liabilities and shareowners’ investment	$1,307.5	$1,921.0

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS — UNAUDITED
(In millions)

	Six Months Ended
	May 1, 2009	May 2, 2008

Operating Activities:
Loss from continuing operations	$(452.1)	$(12.4)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Change in inventory reserves	5.8	5.0
Goodwill impairment	366.6	—
Intangibles impairment	47.3	—
Write-down of cost method investments	3.0	—
Write-down of available-for-sale investments	14.9	68.2
Fixed asset impairment	0.3	—
Depreciation and amortization	39.0	40.5
Restructuring expenses	7.8	2.2
Provision for bad debt	2.6	0.9
Change in warranty reserves	(0.1)	(1.3)
Non-cash stock compensation	6.3	9.2
Change in deferred income taxes	(4.4)	(0.9)
Gain on sale of property and equipment	(0.9)	—
Amortization of deferred financing costs	2.0	1.2
Other, net	0.5	(6.8)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable and unbilled revenues decrease/(increase)	39.0	(5.0)
Inventories decrease/(increase)	8.2	(10.3)
Prepaid and other assets decrease	4.3	4.9
Accounts payable decrease	(27.2)	(17.1)
Accrued liabilities decrease	(53.4)	(23.0)

Total cash provided by operating activities from continuing operations	9.5	55.3
Total cash used for operating activities from discontinued operations	(4.3)	(0.9)

Total cash provided by operating activities	5.2	54.4

Investing Activities:
Acquisitions, net of cash acquired	(2.7)	(199.4)
Purchase of interest in affiliates	—	(5.2)
Property, equipment and patent additions	(18.4)	(19.9)
Proceeds from disposal of property and equipment	4.5	0.1
(Increase)/decrease in restricted cash	(11.6)	0.9
Purchase of available-for-sale securities	(51.4)	(4.7)
Sale of available-for-sale securities	—	39.7
Other	0.4	—

Total cash used for investing activities from continuing operations	(79.2)	(188.5)

Total cash used for investing activities from discontinued operations	(0.1)	—

Total cash used for investing activities	(79.3)	(188.5)

Financing Activities:
Debt issued	—	450.0
Payments of financing costs	—	(10.7)
Debt payments	(1.9)	(18.0)
Treasury stock purchase	(94.1)	—
Common stock issued	—	0.3

Total cash provided by (used for) financing activities	(96.0)	421.6

Effect of Exchange Rate Changes on Cash	1.0	5.6

Increase (Decrease) in Cash and Cash Equivalents	(169.1)	293.1
Cash and Cash Equivalents, beginning of period	631.4	520.2

Cash and Cash Equivalents, end of period	$462.3	$813.3

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION and STATISTICS — UNAUDITED
(In millions)

For the Three Months Ended

	May 1, 2009	January 30,	May 2,
		2009	2008
Net Sales by Segment
Global Connectivity Solutions	$219.1	$198.2	$310.4
Network Solutions	20.2	20.3	35.0
Professional Services	35.8	35.8	47.8

Total Net Sales by Segment	$275.1	$254.3	$393.2

Product Sales by Segment
Global Connectivity Solutions
Global Copper Connectivity	31%	31%	30%
Global Fiber Connectivity	33%	30%	32%
Global Enterprise Connectivity	13%	13%	14%
Wireline	3%	4%	3%

Total Global Connectivity Solutions	80%	78%	79%

Network Solutions	7%	8%	9%

Professional Services	13%	14%	12%

Total Product Sales by Segment	100%	100%	100%

Operating Income (Loss) by Segment
Global Connectivity Solutions	$11.5	$—	$42.9
Network Solutions	(7.7)	(11.0)	(8.7)
Professional Services	1.8	(1.2)	0.6
Restructuring and Impairment Charges	(8.0)	(414.0)	(1.0)

Total Operating Income (Loss) by Segment	$(2.4)	$(426.2)	$33.8

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
OTHER GAAP DATA AND STATISTICS — UNAUDITED
(In millions)

	May 1,	January 30,	May 2,
	2009	2009	2008

Balance Sheet Data
Total Cash and Securities
Cash and cash equivalents	$462.3	$515.8	$813.3
Short-term available-for-sale securities	0.2	0.2	0.2
Long-term available-for-sale securities	51.1	—	—
Long-term auction-rate securities	26.7	26.7	72.2
Restricted cash	27.0	14.9	13.1

Total Cash and Securities	$567.3	$557.6	$898.8

Notes Payable
Current portion of long-term notes payable	1.0	1.8	204.1
Long-term notes payable	650.4	650.5	651.0

Total Notes Payable	$651.4	$652.3	$855.1

	May 1,	January 30,	May 2,
Statistics	2009	2009	2008
Days sales outstanding	58.3	61.4	54.4
Inventory turns — annualized	5.0	4.2	5.1

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
GROSS MARGIN RECONCILIATION – UNAUDITED
(In millions)

The table below reconciles GAAP gross profit to adjusted gross profit, illustrating the impact of certain non recurring items.

For the Three Months Ended

	May 1,	January 30,	May 2,
	2009	2009	2008

GAAP gross profit	$90.1	$78.7	$141.5
Add back LGC purchase accounting adjustment	—	—	3.5

Adjusted gross profit	$90.1	$78.7	$145.0

Adjusted gross margin	32.8%	30.9%	36.9%

ADC-F

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